CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our reports dated February 16, 2010, February 22, 2010, and February 23, 2010 on the financial statements and financial highlights of The Huntington Funds included in the Annual Report to Shareholders for the fiscal year ended December 31, 2009 in Post-Effective Amendment Number 68 to the Registration Statement (Form N-1A, No. 333-119022) filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Columbus, Ohio

April 27, 2010